FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
April 29, 2010	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 1ST QUARTER RESULTS

DEPOSITS GROW 12%; NET INTEREST MARGIN IMPROVES 9 BPS

NONPERFORMING ASSETS CONTINUE TO STABILIZE

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, reported net income of $514,000 for the first quarter of 2010. After subtracting preferred stock dividends, this resulted in a loss per common share of $0.03. These results compare to breakeven net income and a loss per common share of $0.09 in the fourth quarter of 2009, and net income of $2.9 million and earnings per common share of $0.39 in the first quarter of 2009.

Results were impacted by a $4.5 million pretax non-routine charge ($3.1 million or $0.44 per common share after tax). As previously disclosed, an armored car company that served as courier for several customers of WSFS’ Cash Connect (ATM services) division engaged in embezzlement.  Recoveries against this charge are expected and will be recorded as a gain in the period in which the funds are received, or when such recovery becomes certain (discussed further below).  Excluding this non-routine charge, diluted earnings per common share would have been $0.41.

Highlights:
•
WSFS’ net interest margin continued its strong positive trend, increasing to 3.57% for the quarter ended March 31, 2010 from 3.48% in the quarter ended December 31, 2009 and 3.05% in the quarter ended March 31, 2009. Net interest income of $29.3 million increased $1.2 million, or 4% from the fourth quarter of 2009 and $5.4 million, or 23%, from the first quarter of 2009.

•	Customer deposit growth also continued at strong levels, increasing $63.3 million or 3% (12% annualized) from December 31, 2009 and $363.1 million, or 20%, from March 31, 2009.
•
On a linked-quarter basis, nonperforming assets were down slightly, and the ratio of nonperforming assets (NPAs) to total assets improved four basis points (0.04%) to 2.15%.  Loans past due 90 days or more and still accruing declined from $1.4 million to $673,000.  The ratio of allowance for loan losses to total gross loans increased 15 basis points (0.15%) to 2.27%.

•	Pre-tax, pre-provision net revenue (excluding the non-routine charge) was $15.3 million, an increase of 45% over the first quarter of 2009.
•
Capital ratios increased from already strong levels with a tangible common equity ratio of 6.33% (up two basis points from last quarter), total risk-based capital ratio of 12.33% (up nine basis points from last quarter) and Tier 1 capital ratio of 11.07% (up five basis points from last quarter).  Tangible common book value per common share was $33.87 as of March 31, 2010, up $0.60 from $33.27 reported at the end of 2009.

•	The Company maintained its quarterly common dividend of $0.12 per share.

Other notable items:

•
WSFS recorded an $11.4 million provision for loan losses ($3.6 million in excess of net-charge-offs for the first quarter of 2010 and down from a provision of $12.7 million in the fourth quarter 2009), $547,000 in additional write-downs of assets acquired through foreclosure (REO; down from $1.8 million of write-downs during the fourth quarter of 2009) and added $3,000 to its reserve for letters of credit (down from $153,000 added during the fourth quarter of 2009).

•
Despite improvements in many credit quality statistics, portfolio delinquencies as of March 31, 2010 increased 0.60% to 2.80%.  Over half of the increase is attributable to one loan already placed in nonaccrual status in the second quarter of last year.

CEO outlook and commentary:

Mark A. Turner, President and CEO said, “I am pleased to report the continued and significant progress in the earnings for our core bank franchise, in the face of lingering economic stress.  Comparisons to last quarter results show significant improvement in our net interest margin, loan to deposit ratio and normalized efficiency ratio – all strategic objectives of our company.”

“Furthermore, this challenging economic environment provides us with tangible strategic opportunities.  During this quarter we recruited seasoned local bankers, including commercial relationship managers and have already had success in moving banking relationships to WSFS.  Additionally, we completed the renovation of our Prices Corner branch and began construction of a new location in Glen Mills, Pennsylvania.  We will continue to pursue business opportunities to grow and strengthen our banking franchise over the next several months.”

Mr. Turner continued, “We also saw another quarter of relative stability in many of our key asset quality statistics.  Our level of nonperforming assets and the ratio of NPAs to total assets both improved slightly.  Again in this quarter, we added more to our loan loss provision than we charged off which notably increased our loss coverage ratios.  While we are pleased with an additional quarter of credit stabilization, we continue to expect 2010 to be another challenging year for the economy and for us, as the recognition of delinquencies, nonperforming assets and loan losses are likely to be uneven until the economy fully stabilizes.  However, we will continue to aggressively execute on our business plan as we also prudently manage through this credit cycle.”

Mr. Turner concluded, “Our strategy of 'Engaged Associates delivering Stellar Service to create Customer Advocatessm' continues to be the cornerstone of our business model.  In March 2010, the Gallup Management Journal, a global publication,  featured  WSFS  in a case study article titled, 'Weak Economy, Strong Bank: How WSFS Has Differentiated Itself From Other Banks.'  This story detailed the philosophy and journey of WSFS’ business strategy, stating '…while other banks are selling off assets, WSFS – one of the oldest banks in America – is gaining market share.' ”

First Quarter 2010 Discussion of Financial Results

Net interest margin continues strong positive trend

The net interest margin for the first quarter of 2010 increased 9 basis points (0.09%) to 3.57% from the 3.48% reported in the fourth quarter of 2009.  Net interest income for the first quarter for 2010 was $29.3 million, a $1.2 million, or 4%, increase over the $28.1 million reported during the fourth quarter of 2009.  Net interest income increased $5.4 million, or 23%, and the net interest margin increased a strong 52 basis points (0.52%) over the first quarter of 2009.  Also, in March 2010, net interest income reached a generational high of just over $10 million for the month.

During the quarter, net interest margin improved as the yield on earning assets remained stable and the costs of interest bearing liabilities declined.  Impacting the margin was a favorable change in the retail funding mix.  This favorable change was the result of growth in lower-costing, non-maturity deposits coupled with relatively little growth in higher-costing retail time deposits.  In addition, the net interest margin continued to improve due to the Company’s active deposit rate management as interest rates decreased in nearly every deposit category during the first quarter.

Customer deposits increased $63.3 million from December 31, 2009

Total customer deposits (core deposits and customer time deposits) were $2.2 billion at March 31, 2009, and increased a robust $63.3 million or 3% (12% annualized) over levels reported at December 31, 2009.  The linked-quarter increase in deposits was primarily in core deposits and included marked growth in money market, savings and noninterest bearing DDA accounts partially offset by a slight decrease in time deposits which now represent only 30% of customer deposits.

Customer deposits increased $363.1 million, or 20%, over balances at March 31, 2009.  The strong growth was across all categories, and represented a notable shift to lower-cost, more liquid core deposit accounts, partially due to a customer preference shift in the low-rate environment.

The following table summarizes current customer deposit balances and composition compared to prior periods.

(Dollars in thousands)	At March 31, 2010		At December 31, 2009		At March 31, 2009

Noninterest demand	$435,812	20%	$431,476	20%	$386,103	21%
Interest-bearing demand	259,140	12	265,719	12	232,102	12
Savings	237,502	11	224,921	11	223,683	12
Money market	608,342	27	550,638	26	347,246	19
Total core deposits	1,540,796	70	1,472,754	69	1,189,134	64
Customer time	668,499	30	673,266	31	657,101	36
Total customer deposits	$2,209,295	100%	$2,146,020	100%	$1,846,235	100%

Net Loans

The Company continues to be an active lender in its marketplace.  Total net loans of $2.5 billion at March 31, 2010, represented a decrease of $14.3 million, or less than 1% compared to the prior quarter end. Notably, commercial and commercial real estate loans (together commercial loans) increased by $3.3 million from December 31, 2009 mainly due to the addition of new customer relationships.  Commercial loans grew despite the continued planned decline in construction and land development loans (CLD).  Total CLD loans as of March 31, 2010 were $163.8 million, or only 6.5% of total loans, a decrease of $30.5 million, or 16%, from December 31, 2009.  Included in that CLD figure were residential CLD loans, which decreased $9.5 million to $100.1 million, and now represent only 4.0% of total loans. Offsetting the growth in commercial loans was planned residential mortgage loan sales of $18.3 million, and to a lesser extent, net charge-offs.

The Company’s one percent negative total loan growth compares favorably to national net loan growth trends.  Based on a recent Federal Reserve statistical release (FRB: H.8 Release dated April 2, 2010), with the recession as a contributing factor, net loans and leases of commercial banks in the United States decreased by 11% (annualized) during the first quarter of 2010.

Total net loans decreased $39.1 million, or 2%, compared to March 31, 2009.  Commercial loans grew $55.5 million during the period as the Company continued to add customers and build market share in Delaware and contiguous areas. This growth occurred even with the planned decline of CLD loans (a subset of commercial loans)

which decreased $62.8 million, or 28% over that time.  Further offsetting the increase in commercial loans was a $21.4 million increase in reserves for loan losses and a $67.9 million decrease in residential mortgage loans, due to the Company’s strategy to originate then sell mortgage loans in the secondary market to generate fee income.

The following table summarizes the current loan balances and composition compared to prior periods.

(Dollars in thousands)	At March 31, 2010		At December 31, 2009		At March 31, 2009

Commercial and CRE	$1,875,121	76%	$1,871,833	76%	$1,819,606	73%
Residential mortgage	351,612	14	359,282	14	419,462	16
Consumer	295,158	12	301,486	12	300,533	12
Allowance for loan losses	(57,052)	(2)	(53,446)	(2)	(35,631)	(1)
Net Loans	$2,464,839	100%	$2,479,155	100%	$2,503,970	100%

Credit quality statistics continue to improve

Many of the Company’s key asset quality statistics continued to stabilize during the first quarter of 2010.  Nonperforming assets, 90-day past due and still accruing loans and the ratio of nonperforming assets to total assets all improved during the period.  The Company’s coverage ratios (both the allowance for loan loss to total gross loans and allowance for loan loss to nonaccruing loans) also continued to build during the first quarter of 2010.

Nonperforming assets stabilized at $82.1 million as of March 31, 2010 from $82.2 million as of December 31, 2009 as charge-offs, REO write-downs and resolutions/paydowns continued to outpace the addition of new nonperforming assets.  As a result, the ratio of nonperforming assets to total assets improved to 2.15%, a 4 basis point improvement compared to the 2.19% reported for the fourth quarter of 2009.

Nonperforming assets at $82.1 million were $26.3 million greater than the $55.8 million reported as of March 31, 2009.  A significant portion of this increase represents stress in the Company’s CLD portfolio as the profound decline in the housing market impacted the prospects of new residential real estate development.

Net charge-offs in the first quarter of 2010 were $7.8 million, or 1.24% (annualized) of average loans.  This improved from the $11.6 million, or 1.82%

(annualized) reported in the fourth quarter of 2009 but was up from $3.2 million or 0.51% (annualized) reported in the first quarter of 2009.  The largest portion of these net charge-offs were in the commercial & industrial (C&I) and CLD loan portfolios.  The CLD net charge-offs were $2.3 million (5.64% annualized) and mainly represented continued proactive management and resolution of previously identified problem assets.  C&I net charge-offs were $2.4 million (0.81% annualized) primarily related to small business credits, predominantly less than $1 million.  Net charge-offs in the consumer and in the residential first mortgage loan portfolios were $1.7 million (2.34% annualized) and $632,000 (0.73% annualized), respectively, for the first quarter of 2010 compared to $1.1 million and $410,000, respectively, during the fourth quarter of 2009 reflecting the impact of continued high unemployment on our customers.

During the first quarter of 2010 the Company recorded an $11.4 million provision for loan losses.  The provision was comprised of $5.8 million from the migration of loans to higher risk ratings and $1 million related to collateral depreciation, affecting loss estimates on classified loans.  The remainder of the provision, $4.6 million, was the result of net charge-offs on loans already classified.

Total loan portfolio delinquency increased to $71.3 million, or 2.80% of total loans as of March 31, 2010 compared to $55.9 million, or 2.20% as of December 31, 2009.  This increase continues to reflect the impact of the protracted recession and historically high unemployment rate.  However, $8.2 million, or more than half of the net increase was due to one commercial relationship, which was placed on nonaccrual status in June 2009.

Delinquency statistics reflect increases in early stage delinquencies as the Company’s 30-89 day delinquencies increased from $21.6 million or 0.85% to $42.1 million, or 1.65% during the quarter.  Deterioration in total early stage delinquencies was largely due to a rise in delinquency in C&I and commercial real estate (CRE) loan portfolios and reflects the impact of a prolonged recession on Delaware’s small business community as well as the $8.2 million increase from the nonaccrual relationship discussed above.

The following table summarizes current loan portfolio delinquency (contractually past due 30 days or greater) compared to prior periods.

( (Dollars in thousands)	At March 31, 2010			At December 31, 2009		At March 31, 2009

Commercial and CRE	$46,592	(1)	2.44%	$33,959	1.79%	$37,665	2.08%
Residential mortgage	19,014		5.54	18,893	5.39	12,121	2.94
Consumer	5,671		1.94	2,994	1.00	3,089	1.04
Total Delinquency	$71,277		2.80%	$55,846	2.20%	$52,875	2.10%

(1)	$8.2 million or 43bps of this increase is related to a commercial loan previously placed on nonaccrual status.

Investments

At March 31, 2010, the Company’s securities portfolio had a carrying value of $805.3 million, up from $727.3 million at December 31, 2009. The non-Agency MBS portfolio increased by $52.4 million during the quarter, mainly due to the purchase of $74.6 million of securities, partially offset by prepayments.

The private label securities portfolio (comprised of 127 bonds with a market value of $477.5 million) performed well in the first quarter of 2010, evidenced by a $4.2 million (net of taxes) improvement in unrealized gains in the portfolio.  Of the 28 bonds downgraded below AAA since the start of the credit cycle, none were downgraded below AAA during the first quarter of 2010 and only two were downgraded below AAA in the fourth quarter of 2009.  The Company continues to stress test downgraded bonds using independent models quarterly.  First quarter 2010 stress testing projected losses of only $215,000 (24 basis points of loss) in a “housing depression” scenario (an additional 15% decline in housing prices over the next 24-month horizon).  The Company recorded no other-than-temporary impairment (OTTI) during the first quarter of 2010, and the $86,000 of OTTI loss recognized during the fourth quarter of 2009 represents the Bank’s only OTTI charge since the start of the credit cycle in 2008.

Noninterest income

During the first quarter of 2010, the Company earned noninterest income of $11.1 million, a decrease of $794,000 or 7%, compared to the fourth quarter of 2009.  Contributing to this decrease were declines of $238,000 in securities gains as the Company did not sell securities during the first quarter of 2010 and $199,000 less in loan fees from 1st Reverse Financial Services, LLC (1st Reverse) as its wind-down was completed in the fourth quarter of 2009.  Additionally the Company experienced a $508,000 decrease in deposit service charges, mostly from seasonal fluctuations.

       Noninterest income was essentially flat in comparison to the first quarter of 2009.  The aforementioned wind-down of 1st Reverse resulted in $556,000 less loan fees in comparison to the same period of 2009.  In addition, as stated above, the Company did not sell any securities during the first quarter of 2010, compared to gains of $423,000 during the first quarter of 2009.  Mostly offsetting these decreases was a $668,000 increase in credit/debit card and ATM income reflecting increased bailment fees from Cash Connect.

Noninterest expense

       Noninterest expense for the first quarter of 2010 totaled $29.6 million, or a $2.0 million increase from the fourth quarter of 2009.  Adjusted for niche businesses (discussed further below), noninterest expenses decreased $1.6 million compared to the fourth quarter of 2009.  This decrease is mainly due to lower write-downs of REO and other credit related costs, which decreased by $1.4 million during the first quarter of 2010 compared to the fourth quarter of 2009.  In addition, professional fees decreased during the first quarter of 2010 due primarily to $737,000 less in consulting expense accruals for the Company’s Creative Opportunities for Revenues and Expenses (CORE) efficiency program.

       Noninterest expense for the first quarter increased $5.3 million from the first quarter of 2009.  Adjusted for niche businesses, noninterest expenses increased $1.8 million, or 8% compared to last year.  This increase was partly due to additional write-downs on REO of $457,000 compared to the first quarter of 2009 and $438,000 of consulting expense during the first quarter of 2010 related to the CORE efficiency program.  The remainder of the increase is due to growth in the Company’s banking franchise, including the addition of two new branches and the renovation/relocation of three branches during the past twelve months and the addition of several senior-level Associates in the second half of 2009 to support growth and credit administration.

Capital management

The Company’s capital grew by $4.7 million from December 31, 2009 levels.  The Bank’s core capital ratio of 8.55%, Tier 1 capital ratio of 11.07% and total risk-based capital ratio of 12.33%, all are substantially in excess of “well-capitalized” regulatory benchmarks, the regulator’s highest capital rating.  Additionally, the Parent Company holds $30 million of funds, mostly from the $25 million common equity raised in the third quarter of 2009, which support the Parent Company’s cash needs and can be contributed as capital to the Bank to support its balance sheet and growth, or the repayment of Capital Purchase Plan (CPP) funds.

Tangible common book value per common share was $33.87 at March 31, 2010, and increased $0.60 from the $33.27 reported at December 31, 2009.  The Company’s tangible common equity ratio was 6.33% at the end of the first quarter.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on May 28, 2010, to shareholders of record as of May 7, 2010.

Niche businesses (included in the above results)

The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States.  Cash Connect manages more than $302 million in vault cash in more than 11,000 non-bank ATMs nationwide and also operates 367 ATMs for WSFS Bank, by far the largest branded ATM network in Delaware. During the first quarter of 2010, Cash Connect reported a pre-tax loss of $3.0 million, compared to earnings of $1.3 million for the fourth quarter of 2009 and earnings of $1.4 million for the first quarter of 2009. The decrease was due to the $4.5 million non-routine charge taken during the first quarter of 2010 (discussed further below).  Excluding this charge, Cash Connect had $1.5 million in core pre-tax income, an increase over comparative periods, mainly the result of growth in the business and cost reduction initiatives at Cash Connect.

During 2009 the Company completed its wind-down of 1st Reverse.  As a result there was no noninterest income or expense recorded for this business in the first quarter of 2010.  The results for the first quarter of 2009 and fourth quarter of 2009 included pre-tax losses of $586,000 and $363,000, respectively.

Income taxes

The Company recorded a $1.1 million income tax benefit in the first quarter of 2010 compared to an income tax provision of $25,000 in the first quarter of 2009.  Both of these quarters included tax benefits of $899,000 and $939,000, respectively, resulting from a decrease in the Company’s income tax reserve due to the expiration of the statute of limitations on certain tax items.  All like benefits have been utilized and this benefit will not be recognized in future years.  The Company’s effective tax rate, excluding the statute of limitations related benefit, was 31.16% in the first quarter of 2010 and 32.51% during the same period of 2009.

Non-routine charge

On February 19, 2010, WSFS reported in a regulatory filing that an armored car company that serves as a vendor for several of Cash Connect’s customers (the “Courier”), engaged in embezzlement.  In the first quarter of 2010, the Company recorded a $4.5 million loss related to funds not immediately recoverable by Cash Connect.  A gain is expected to be recorded in future periods as funds are received or recovery becomes certain.

The Courier and its related entities had payables and amounts due to customers (including Cash Connect) listed at $68.6 million.  Based on a court-appointed receiver’s report filed March 1, 2010, the Courier and related entities in the receivership held assets of approximately $57 million; slightly more than half consisted of cash, with the remaining amount comprised of receivables and fixed assets with uncertain liquidation value and collectability.  The receiver also indicated some of the entities in receivership may have value as ongoing enterprises.  Additionally, the receiver’s report referenced a number of additional business entities directly or indirectly related to the named executive that are currently under research by the receiver.

Cash Connect experienced a similar incident in 2001.  In that instance, Cash Connect experienced a full recovery of misappropriated funds over time because it had several layers of safeguards established in its operations.  Since that incident, Cash Connect added additional layers of protection.  As a result, the management of Cash Connect believes it has ample avenues of recovery, including the assets in receivership mentioned above, reimbursements from Cash Connect customers and through insurance claims.  Full recovery is expected, but full recovery cannot be guaranteed and the timing of that recovery is uncertain.

1st Quarter 2010 Earnings Release Conference Call

    Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, April 30, 2010.  Interested parties may listen to this call by dialing 1-800-860-2442.  A rebroadcast of the conference call will be available one hour after the completion of the conference call, until 9:00 a.m. EDT on May 11, 2010, by calling 1-877-344-7529 and using Conference ID 439600#.

About WSFS Financial Corporation

    WSFS Financial Corporation is a $3.8 billion financial services company.  Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 41 banking offices located in Delaware (36), Pennsylvania (4) and Virginia (1).  WSFS Bank provides comprehensive financial services including trust and wealth management.  Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc.  Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name.  For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *
Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Interest income:
Interest and fees on loans	$ 31,223	$ 32,235	$ 31,374
Interest on mortgage-backed securities	9,032	7,841	7,336
Interest and dividends on investment securities	303	(122)	97
	40,558	39,954	38,807
Interest expense:
Interest on deposits	6,294	6,959	8,329
Interest on Federal Home Loan Bank advances	3,977	3,940	5,341
Interest on trust preferred borrowings	329	348	595
Interest on other borrowings	615	627	651
	11,215	11,874	14,916

Net interest income	29,343	28,080	23,891
Provision for loan losses	11,410	12,678	7,653

Net interest income after provision for loan losses	17,933	15,402	16,238

Noninterest income:
Credit/debit card and ATM income	4,370	4,398	3,702
Deposit service charges	3,879	4,387	3,817
Loan fee income	680	904	1,250
Investment advisory income	604	590	531
Mortgage banking activities, net	252	216	202
Bank owned life insurance income	196	240	210
Securities gains	-	238	423
Other income	1,160	962	966
	11,141	11,935	11,101
Noninterest expenses:
Salaries, benefits and other compensation	11,986	11,620	12,331
Non-routine ATM loss	4,491	-	-
Occupancy expense	2,562	2,421	2,436
Equipment expense	1,469	1,670	1,579
Data processing and operations expense	1,286	1,296	1,121
Professional fees	1,170	2,653	962
Marketing expense	704	894	727
Other operating expenses	5,965	7,052	5,218
	29,633	27,606	24,374

Net (loss) income before taxes	(559)	(269)	2,965
Income tax (benefit) provision	(1,073)	(307)	25
Net income	514	38	2,940
Dividends on preferred stock and accretion	692	692	513
Net (loss) income allocable to common shareholders	$ (178)	$ (654)	$ 2,427

Diluted earnings per common share:
Net (loss) income allocable to common stockholders	$ (0.03)	$ (0.09)	$ 0.39

Weighted average common shares outstanding for diluted EPS	7,084,197	7,077,649	6,240,891

Performance Ratios:

Return on average assets (a)	0.05%	0.00%	0.33%
Return on average equity (a)	0.67	0.05	4.53
Net interest margin (a)(b)	3.57	3.48	3.05
Efficiency ratio (c)	72.71	68.52	69.12
Noninterest income as a percentage of total revenue (b)	27.34	29.62	31.48

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2010	2009	2009

Assets:
Cash and due from banks	$ 58,920	$ 55,756	$ 56,830
Cash in non-owned ATMs	263,330	264,903	144,737
Investment securities (d)(e)	45,024	45,517	47,218
Other investments	40,055	40,395	39,586
Mortgage-backed securities (d)	759,743	681,242	596,588
Net loans (f)(g)(n)	2,464,839	2,479,155	2,503,970
Bank owned life insurance	60,450	60,254	59,547
Other assets	119,970	121,285	94,831
Total assets	$ 3,812,331	$ 3,748,507	$ 3,543,307

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$ 435,812	$ 431,476	$ 386,103
Interest-bearing deposits	1,773,483	1,714,544	1,460,132
Total customer deposits	2,209,295	2,146,020	1,846,235
Other jumbo CDs	79,329	69,208	77,623
Brokered deposits	328,787	346,643	334,262
Total deposits	2,617,411	2,561,871	2,258,120

Federal Home Loan Bank advances	615,454	613,144	696,291
Other borrowings	243,226	241,665	282,764
Other liabilities	29,725	30,027	30,661

Total liabilities	3,505,816	3,446,707	3,267,836

Stockholders' equity	306,515	301,800	275,471

Total liabilities and stockholders' equity	$ 3,812,331	$ 3,748,507	$ 3,543,307

Capital Ratios:

Equity to asset ratio	8.04%	8.05%	7.77%
Tangible equity to asset ratio	7.71	7.72	7.38
Tangible common equity to asset ratio	6.33	6.31	5.88
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.55	8.67	8.21
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.07	11.02	10.19
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.33	12.24	11.34

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$ 63,766	$ 65,941	$ 39,383
Troubled debt restructuring	7,595	7,274	8,385
Assets acquired through foreclosure	10,711	8,945	8,023
Total nonperforming assets	$ 82,072	$ 82,160	$ 55,791

Past due loans (i)	$ 673	$ 1,423	$ 2,185

Allowance for loan losses	$ 57,052	$ 53,446	$ 35,631

Ratio of nonperforming assets to total assets	2.15%	2.19%	1.57%
Ratio of allowance for loan losses to total gross loans (j)	2.27	2.12	1.41
Ratio of allowance for loan losses to nonaccruing loans (k)	72	63	87
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.24	1.82	0.51

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)

	Three months ended
	March 31, 2010			December 31, 2009			March 31, 2009
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$ 744,510	$ 8,573	4.61%	$ 765,210	$ 8,947	4.68%	$ 810,238	$ 9,463	4.67%
Residential real estate loans (n)	355,643	4,603	5.18	367,079	4,831	5.26	425,165	6,052	5.69
Commercial loans	1,124,398	14,427	5.23	1,118,137	14,668	5.23	973,088	12,081	5.08
Consumer loans	299,711	3,620	4.90	303,354	3,789	4.96	298,306	3,778	5.14
Total loans (n)	2,524,262	31,223	4.99	2,553,780	32,235	5.09	2,506,797	31,374	5.05
Mortgage-backed securities (d)	707,432	9,032	5.11	618,264	7,841	5.07	577,054	7,336	5.09
Investment securities (d)(e)	45,180	303	2.68	46,887	(122)	(1.04)	48,971	97	0.79
Other interest-earning assets (o)	39,998	-	0.00	40,284	-	0.00	39,782	-	0.00
Total interest-earning assets	3,316,872	40,558	4.92	3,259,215	39,954	4.94	3,172,604	38,807	4.93

Allowance for loan losses	(56,686)			(51,513)			(32,687)
Cash and due from banks	62,928			57,709			56,194
Cash in non-owned ATMs	252,546			237,898			173,316
Bank owned life insurance	60,324			60,097			59,411
Other noninterest-earning assets	115,480			93,765			93,651
Total assets	$ 3,751,464			$ 3,657,171			$ 3,522,489

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$ 252,916	$ 111	0.18%	$ 240,728	$ 134	0.22%	$ 214,234	$ 204	0.39%
Money market	589,638	1,192	0.82	542,327	1,399	1.02	334,810	1,028	1.25
Savings	229,593	112	0.20	223,732	118	0.21	216,187	158	0.30
Customer time deposits	671,477	3,942	2.38	668,442	4,277	2.54	648,563	5,486	3.43
Total interest-bearing customer deposits	1,743,624	5,357	1.25	1,675,229	5,928	1.40	1,413,794	6,876	1.97
Other jumbo certificates of deposit	72,490	420	2.35	75,118	428	2.26	94,991	504	2.15
Brokered deposits	337,860	517	0.62	334,018	603	0.72	329,943	949	1.17
Total interest-bearing deposits	2,153,974	6,294	1.19	2,084,365	6,959	1.32	1,838,728	8,329	1.84

FHLB of Pittsburgh advances	604,950	3,977	2.63	559,414	3,940	2.76	750,158	5,341	2.85
Trust preferred borrowings	67,011	329	1.96	67,011	348	2.03	67,011	595	3.55
Other borrowed funds	176,050	615	1.40	185,755	627	1.35	228,386	651	1.14
Total interest-bearing liabilities	3,001,985	11,215	1.49	2,896,545	11,874	1.64	2,884,283	14,916	2.07

Noninterest-bearing demand deposits	415,172			415,567			351,864
Other noninterest-bearing liabilities	25,595			36,334			26,941
Stockholders' equity	308,712			308,725			259,401
Total liabilities and stockholders' equity	$ 3,751,464			$ 3,657,171			$ 3,522,489

Excess of interest-earning assets
over interest-bearing liabilities	$ 314,887			$ 362,670			$ 288,321

Net interest and dividend income		$ 29,343			$ 28,080			$ 23,891

Interest rate spread			3.43%			3.30%			2.86%

Net interest margin			3.57%			3.48%			3.05%

See "Notes"

	WSFS FINANCIAL CORPORATION
	FINANCIAL HIGHLIGHTS (Continued)
	(Dollars in thousands, except per share data)
	(Unaudited)
		Three months ended
		March 31,	December 31,	March 31,
		2010	2009	2009

	Stock Information:

	Market price of common stock:
	High	$ 39.75	$ 29.80	$ 48.49
	Low	25.28	24.70	17.34
	Close	39.00	25.63	22.36
	Book value per common share	43.19	42.63	44.50
	Tangible book value per common share	41.29	40.70	42.03
	Tangible common book value per common share	33.87	33.27	33.53
	Number of common shares outstanding (000s)	7,097	7,080	6,191

	Other Financial Data:

	One-year repricing gap to total assets (m)	3.14%	(1.97)%	3.65%
	Weighted average duration of the MBS portfolio	2.5 years	2.4 years	2.8 years
	Unrealized gains (losses) on securities available-for-sale, net of taxes	$ 3,563	$ (1,567)	$ (8,424)
	Number of associates (FTEs)	649	643	650
	Number of branch offices	37	37	35
	Number of WSFS owned ATMs	367	364	336

	Non-GAAP Reconciliation:

		Three Months ended
		March 31,	March 31,	Change
		2010	2009	$	%
	Net (loss) income allocable to
	common shareholders	$ (178)	$ 2,427	$ (2,605)	(107)%
	Non-GAAP adjustment (p)	3,083	-	3,083	-
	Adjusted net income allocable to
	common shareholders	$ 2,905	$ 2,427	$ 478	20%

	Diluted (loss) earnings per common share	$ (0.03)	$ 0.39	$ (0.42)	(108)%
	Non-GAAP adjustment	0.44	-	0.44	-
	Adjusted diluted earnings per common share	$ 0.41	$ 0.39	$ 0.02	5%

	Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities
	repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.
(o)	The FHLB has suspended dividend payments as of December 31, 2008.
(p)
The Company uses this non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company's performance.  This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.  The non-GAAP adjustment in the first quarter of 2010 represents an add back of the non-routine loss related to our Cash Connect division of $4.5 million pre-tax ($3.1 million after-tax).